KAR Auction Services, Inc.
Q3 2013 Supplemental Financial Information
November 5, 2013

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses Adjusted EBITDA to evaluate our performance and to evaluate results relative to incentive compensation targets. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended September 30, 2013
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$14.5	$13.8	$18.8	$(24.3)	$22.8
Add back:
Income taxes	9.1	8.4	12.0	(9.9)	19.6
Interest expense, net of interest income	--	0.2	4.6	21.0	25.8
Depreciation and amortization	22.6	18.5	7.2	1.3	49.6
Intercompany interest	13.1	9.4	(5.6)	(16.9)	--
EBITDA	59.3	50.3	37.0	(28.8)	117.8
Adjustments per the Credit Agreement	4.6	--	(2.6)	10.8	12.8
Adjusted EBITDA	$63.9	$50.3	$34.4	$(18.0)	$130.6

	Three Months Ended September 30, 2012
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$5.6	$12.2	$18.8	$(17.4)	$19.2
Add back:
Income taxes	4.6	7.7	10.9	(9.4)	13.8
Interest expense, net of interest income	0.1	0.3	3.8	25.6	29.8
Depreciation and amortization	23.5	17.1	5.7	0.5	46.8
Intercompany interest	13.6	9.4	(4.6)	(18.4)	--
EBITDA	47.4	46.7	34.6	(19.1)	109.6
Adjustments per the Credit Agreement	7.0	(2.1)	(2.6)	5.4	7.7
Adjusted EBITDA	$54.4	$44.6	$32.0	$(13.7)	$117.3

	Nine Months Ended September 30, 2013
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$47.5	$39.3	$54.4	$(55.9)	$85.3
Add back:
Income taxes	28.2	23.6	34.2	(26.5)	59.5
Interest expense, net of interest income	0.4	0.7	12.3	65.6	79.0
Depreciation and amortization	66.8	55.4	20.3	3.4	145.9
Intercompany interest	39.8	28.4	(15.2)	(53.0)	--
EBITDA	182.7	147.4	106.0	(66.4)	369.7
Adjustments per the Credit Agreement	15.2	0.7	(7.1)	15.0	23.8
Superstorm Sandy	--	13.5	--	--	13.5
Adjusted EBITDA	$197.9	$161.6	$98.9	$(51.4)	$407.0

	Nine Months Ended September 30, 2012
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$21.9	$46.7	$51.3	$(50.8)	$69.1
Add back:
Income taxes	19.5	30.8	29.8	(27.7)	52.4
Interest expense, net of interest income	0.7	1.1	11.2	76.7	89.7
Depreciation and amortization	73.6	50.8	17.6	1.4	143.4
Intercompany interest	40.7	28.3	(13.1)	(55.9)	--
EBITDA	156.4	157.7	96.8	(56.3)	354.6
Adjustments per the Credit Agreement	21.0	0.7	(7.4)	11.4	25.7
Adjusted EBITDA	$177.4	$158.4	$89.4	$(44.9)	$380.3

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013	September 30, 2013

Net income	$22.9	$29.1	$33.4	$22.8	$108.2
Add back:
Income taxes	7.2	17.0	22.9	19.6	66.7
Interest expense, net of interest income	29.4	28.7	24.5	25.8	108.4
Depreciation and amortization	46.8	47.3	49.0	49.6	192.7
EBITDA	106.3	122.1	129.8	117.8	476.0
Other adjustments per the Credit Agreement	4.7	6.1	3.1	2.9	16.8
Noncash charges	3.1	0.4	7.9	13.2	24.6
AFC interest expense	(3.3)	(3.2)	(3.3)	(3.3)	(13.1)
Superstorm Sandy	9.1	10.8	2.7	--	22.6
Adjusted EBITDA	$119.9	$136.2	$140.2	$130.6	$526.9

Segment Results

ADESA Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2013	2012	2013	2012
ADESA revenue	$275.4	$257.0	$844.3	$791.4
Cost of services*	152.0	147.2	469.8	442.6
Gross profit*	123.4	109.8	374.5	348.8
Selling, general and administrative	62.8	61.6	187.7	189.6
Depreciation and amortization	22.6	23.5	66.8	73.6
Operating profit	$38.0	$24.7	$120.0	$85.6
EBITDA	$59.3	$47.4	$182.7	$156.4
Adjustments per the Credit Agreement	4.6	7.0	15.2	21.0
Adjusted EBITDA	$63.9	$54.4	$197.9	$177.4

* Exclusive of depreciation and amortization

Overview of ADESA Results for the Three Months Ended September 30, 2013 and 2012
Revenue
Revenue from ADESA increased $18.4 million, or 7%, to $275.4 million for the three months ended September 30, 2013, compared with $257.0 million for the three months ended September 30, 2012. The increase in revenue was primarily a result of a 13% increase in the number of vehicles sold, partially offset by a 5% decrease in revenue per vehicle sold to approximately $535 for the three months ended September 30, 2013, compared with approximately $565 for the three months ended September 30, 2012.
The total number of used vehicles sold at ADESA increased 13% for the three months ended September 30, 2013, compared with the three months ended September 30, 2012. The increase in volume sold was attributable to a 16% increase in institutional volume, including vehicles sold on our online only platform, as well as a 10% increase in dealer consignment units sold in the third quarter of 2013 compared with the third quarter of 2012. Online sales volumes for ADESA represented approximately 35% of the total vehicles sold in the third quarter of 2013, compared with approximately 28% in the third quarter of 2012. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (iv) bulletin-board or real-time online auctions (DealerBlock®). Both the upstream and midstream selling represent "online only" sales, which represent approximately half of ADESA's online sales volume.
Revenue per vehicle sold decreased 5% as a result of a decrease in the utilization of ancillary services as a result of more vehicles being sold online as well as the change in mix of vehicles towards more dealer consignment cars sold at physical auction locations. Vehicles sold online and dealer consignment cars utilize fewer ancillary services than institutional vehicles sold at physical auction locations. The used vehicle conversion percentage at physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 56.6% for the three months ended September 30, 2013, compared with 55.3% for the three months ended September 30, 2012. For the three months ended September 30, 2013, dealer consignment vehicles represented approximately 52% of used vehicles sold at ADESA physical auction locations, an increase from approximately 51% for the three months ended September 30, 2012.

Gross Profit
For the three months ended September 30, 2013, gross profit for ADESA increased $13.6 million, or 12%, to $123.4 million, compared with $109.8 million for the three months ended September 30, 2012. Gross profit for ADESA was 44.8% of revenue for the three months ended September 30, 2013, compared with 42.7% of revenue for the three months ended September 30, 2012. The increase in gross profit as a percentage of revenue for the three months ended September 30, 2013, compared with the three months ended September 30, 2012, was primarily the result of the 7% increase in revenue. In addition, cost of services also benefited from the lower utilization of ancillary services as a result of increases in both vehicles sold online and dealer consignment cars.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $1.2 million, or 2%, to $62.8 million for the three months ended September 30, 2013, compared with $61.6 million for the three months ended September 30, 2012, primarily due to increases in incentive-based compensation and compensation expense, partially offset by a reduction in loss on the sale of idle property.
Overview of ADESA Results for the Nine Months Ended September 30, 2013 and 2012
Revenue for ADESA for the nine months ended September 30, 2013, increased $52.9 million, or 7%, to $844.3 million, as compared with $791.4 million for the nine months ended September 30, 2012. Gross profit for ADESA increased $25.7 million, or 7%, to $374.5 million, as compared with $348.8 million for the nine months ended September 30, 2012. Gross margin for ADESA was 44.4% for the nine months ended September 30, 2013 versus 44.1% for the nine months ended September 30, 2012. The increase in revenue was primarily a result of a 9% increase in the number of vehicles sold, partially offset by a 2% decrease in revenue per vehicle sold, both as compared to the nine months ended September 30, 2012. The increase in gross margin was primarily the result of the 7% increase in revenue. In addition, cost of services also benefited from the lower utilization of ancillary services as a result of increases in both vehicles sold online and dealer consignment vehicles. Selling, general and administrative expense decreased $1.9 million to $187.7 million, primarily due to decreases in non-cash stock-based compensation expense, bad debt expense and travel expenses, partially offset by increases in incentive-based compensation and compensation expense.
For the nine months ended September 30, 2013, ADESA’s used vehicle conversion percentage at physical auction locations increased to 58.3% as compared with 57.8% for the nine months ended September 30, 2012. For the nine months ended September 30, 2013, dealer consignment vehicles represented approximately 50% of used vehicles sold at ADESA physical auction locations, as compared to approximately 49% for the nine months ended September 30, 2012.

IAA Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2013	2012	2013	2012
IAA revenue	$198.8	$167.4	$623.2	$534.1
Cost of services*	128.1	106.0	416.4	322.8
Gross profit*	70.7	61.4	206.8	211.3
Selling, general and administrative	20.4	14.8	59.5	52.7
Depreciation and amortization	18.5	17.1	55.4	50.8
Operating profit	$31.8	$29.5	$91.9	$107.8
EBITDA	$50.3	$46.7	$147.4	$157.7
Adjustments per the Credit Agreement	--	(2.1)	0.7	0.7
Superstorm Sandy	--	--	13.5	--
Adjusted EBITDA	$50.3	$44.6	$161.6	$158.4

* Exclusive of depreciation and amortization

Overview of IAA Results for the Three Months Ended September 30, 2013 and 2012
Revenue
Revenue from IAA increased $31.4 million, or 19%, to $198.8 million for the three months ended September 30, 2013, compared with $167.4 million for the three months ended September 30, 2012. The increase in revenue was a result of an increase in vehicles sold of approximately 16% for the three months ended September 30, 2013, as well as increases in revenue per vehicle sold. IAA's total loss vehicle inventory has increased over 15% at September 30, 2013, as compared to September 30, 2012. Vehicles sold under purchase agreements were approximately 8% of total salvage vehicles sold for the three months ended September 30, 2013 and 2012. Online sales volumes for IAA for the three months ended September 30, 2013 and 2012 represented approximately half of the total vehicles sold by IAA.
Gross Profit
For the three months ended September 30, 2013, gross profit at IAA increased to $70.7 million, or 35.6% of revenue, compared with $61.4 million, or 36.7% of revenue, for the three months ended September 30, 2012. The gross profit increase was primarily the result of the increase in volume. The decrease in gross profit as a percentage of revenue was mainly attributable to an increase in expenses associated with volume increases, including transportation and labor related costs. An increase in the purchase price of vehicles sold under purchase agreements also contributed to the decrease in gross profit percentage, as the entire selling price of the vehicle is recorded as revenue and cost of services.
Selling, General and Administrative
Selling, general and administrative expenses at IAA increased $5.6 million, or 38%, to $20.4 million for the three months ended September 30, 2013, compared with $14.8 million for the three months ended September 30, 2012. The increase in selling, general and administrative expenses was attributable to increases in incentive-based compensation expense and information technology costs.

Overview of IAA Results for the Nine Months Ended September 30, 2013 and 2012
Revenue from IAA for the nine months ended September 30, 2013 increased $89.1 million, or 17%, to $623.2 million, as compared with $534.1 million for the nine months ended September 30, 2012. Gross profit at IAA decreased 2% to $206.8 million, as compared with $211.3 million for the nine months ended September 30, 2012, while the gross margin percentage decreased to 33.2% for the nine months ended September 30, 2013, as compared with 39.6% for the nine months ended September 30, 2012. Excluding the impact of revenues and expenses associated with Superstorm Sandy, IAA’s gross margin percentage in the first nine months of 2013 would have been 37.1%. The increase in revenue for the nine months ended September 30, 2013 was primarily a result of a 14% increase in vehicles sold, as well as increases in revenue per vehicle sold. Selling, general and administrative expense increased $6.8 million, or 13%, to $59.5 million, as compared with $52.7 million for the nine months ended September 30, 2012. The increase in selling, general and administrative expenses was attributable to increased incentive-based compensation expense and information technology costs.

Impact of Superstorm Sandy

In the first nine months of 2013, IAA sold over 45,000 Superstorm Sandy vehicles resulting in revenue of approximately $29.7 million and cost of services of approximately $43.2 million. Overall, IAA incurred a pre-tax net loss of $13.5 million related to the processing of Superstorm Sandy vehicles in the first nine months of 2013. This net loss has been excluded from Adjusted EBITDA in accordance with the definitions in our Credit Agreement. These losses are net of auction services revenue realized upon the sale of the vehicles. The significantly higher tow costs incurred in order to respond to the requirements of our customers, increased occupancy costs due to the leasing of temporary locations to process Superstorm Sandy vehicles and increased labor costs for the temporary work force brought into the New York and New Jersey area resulted in a net loss on the sale of the Superstorm Sandy vehicles.

AFC Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions except volumes and per loan amounts)	2013	2012	2013	2012
AFC revenue	$59.5	$50.5	$165.2	$144.2
Cost of services*	16.1	10.9	40.3	31.3
Gross profit*	43.4	39.6	124.9	112.9
Selling, general and administrative	6.4	5.0	18.2	16.1
Depreciation and amortization	7.2	5.7	20.3	17.6
Operating profit	$29.8	$28.9	$86.4	$79.2
EBITDA	$37.0	$34.6	$106.0	$96.8
Adjustments per the Credit Agreement	(2.6)	(2.6)	(7.1)	(7.4)
Adjusted EBITDA	$34.4	$32.0	$98.9	$89.4

Loan transactions	342,281	313,079	1,014,037	924,892
Revenue per loan transaction, excluding “Other service revenue”	$159	$161	$156	$156

* Exclusive of depreciation and amortization

Overview of AFC Results for the Three Months Ended September 30, 2013 and 2012
Revenue
For the three months ended September 30, 2013, AFC revenue increased $9.0 million, or 18%, to $59.5 million, compared with $50.5 million for the three months ended September 30, 2012. The increase in revenue was the result of a 9% increase in loan transactions and $5.1 million of "Other service revenue" generated by Preferred Warranties, Inc. (“PWI”), for the three months ended September 30, 2013, compared with the same period in 2012, partially offset by a 1% decrease in revenue per loan transaction for the three months ended September 30, 2013. PWI, a service contract business, was acquired in June 2013. In addition, managed receivables increased to $1,074.0 million at September 30, 2013 from $938.5 million at September 30, 2012.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $2, or 1%, primarily as a result of an increase in the provision for credit losses, partially offset by increases in floorplan fee income, average loan values and average loan duration. Revenue per loan transaction excludes "Other service revenue."
Gross Profit
For the three months ended September 30, 2013, gross profit for the AFC segment increased $3.8 million, or 10%, to $43.4 million, compared with $39.6 million for the three months ended September 30, 2012, primarily as a result of an 18% increase in revenue, partially offset by a 48% increase in cost of services. The increase in cost of services was primarily the result of the inclusion of expenses associated with PWI, as well as increases in compensation expense.
Selling, General and Administrative
Selling, general and administrative expenses at AFC increased $1.4 million, or 28%, to $6.4 million, for the three months ended September 30, 2013, compared with $5.0 million for the three months ended September 30, 2012. The increase was primarily the result of expenses associated with PWI, as well as increases in compensation expense.

Overview of AFC Results for the Nine Months Ended September 30, 2013 and 2012
Revenue for AFC for the nine months ended September 30, 2013 increased $21.0 million, or 15%, to $165.2 million, as compared with $144.2 million for the nine months ended September 30, 2012. Gross profit at AFC increased $12.0 million, or 11%, to $124.9 million, as compared with $112.9 million for the nine months ended September 30, 2012. The increases in revenue and gross profit were primarily a result of a 10% increase in loan transaction units and $7.1 million of “Other service revenue” generated by PWI. Selling, general and administrative expense increased $2.1 million to $18.2 million, primarily as a result of expenses associated with PWI, as well as increases in professional fees and compensation expense, partially offset by a decrease in stock-based compensation expense.

LIQUIDITY AND CAPITAL RESOURCES
The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its credit facility. The company’s principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	September 30, 2013	December 31, 2012	September 30, 2012
Cash and cash equivalents	$196.0	$108.7	$163.7
Restricted cash	9.1	11.9	7.7
Working capital	363.1	294.5	319.4
Amounts available under credit facility*	250.0	250.0	250.0
Cash flow from operations	318.4		238.0

*KAR Auction Services, Inc. has a $250 million revolving line of credit as part of the company’s Credit Agreement, which was undrawn as of September 30, 2013. There were related outstanding letters of credit totaling approximately $23.6 million at September 30, 2013 and December 31, 2012, and $22.8 million at September 30, 2012, which reduce the amount available for borrowings under the credit facility.

For the nine months ended September 30, 2013, the Company used cash of $75.3 million to purchase property, plant, equipment and computer software.

Non-GAAP Financial Measures
The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes stock-based compensation under certain equity grants related to the 2007 merger, increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.